Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-171151 on Form S-3 of our reports dated March 15, 2011, relating to the consolidated financial statements of MoneyGram International, Inc, and the effectiveness of MoneyGram International’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MoneyGram International, Inc for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
May 16, 2011